UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2013

IMPRIMIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12626 High Bluff Drive, Suite 150
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In August 2013, Imprimis Pharmaceuticals, Inc. (the “Company”) was notified by its manufacturing supplier, DPT Laboratories, LTD. (“DPT”) of preliminary stability test results related to clinical materials of active and placebo bulk batches of the Company’s Impracor drug to be used in planned Phase 3 clinical trials, which were manufactured at DPT’s San Antonio, Texas facility.  The preliminary test results revealed an out of specification result for the placebo formulation and a lower than expected specification result for the active formulation.  Shortly thereafter, a retest was performed, which confirmed the out of specification results for the placebo batch and revealed continued decreasing stability results related to the active batch.  On August 9, 2013, the Company concluded that due to the decreasing stability results for the active batch, packaging of the materials would be put on hold, as further decrease in stability levels was likely and would result in the material being unusable for the upcoming planned Impracor clinical trials.  The Company is evaluating its options regarding these manufacturing issues, which include re-manufacturing the clinical materials at DPT’s facilities, which would result in a delay of the its planned clinical trials by 1 to 2 months, or moving the formulation and manufacturing process to another third party vendor, which could cause a delay of up to 6 months. The Company is working with its vendors to evaluate further options related to the production of clinical materials for the Phase 3 clinical trials and the continuation of the planned Impracor Phase 3 clinical program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: August 9, 2013	By:	/s/ Mark L. Baum
Name: Mark L. Baum
Title: Chief Executive Officer